Protective Insurance Corporation Announces
Jeremy Johnson as Chief Executive Officer
Adds Stephen Gray to its Board of Directors

CARMEL, Ind. – May 21, 2019 – Protective Insurance Corporation (NASDAQ: PTVCA) (NASDAQ: PTVCB) today announced that its Board of Directors has appointed Jeremy D. Johnson as Chief Executive Officer, effective tomorrow; Mr. Johnson will also serve as a member of the Company’s Board of Directors.
Mr. Johnson most recently served as President, US Commercial for American International Group, Inc. (AIG) from February 2016 to December 2017, with responsibility for underwriting, operations, claims and distribution in the US, Canada, Brazil, Mexico and Puerto Rico. He served as Chief Executive Officer and President of Lexington Insurance Company, AIG’s excess and surplus lines unit, from February 2013 to December 2017. Mr. Johnson served in various executive leadership roles at AIG between 2000 and 2013, including Specialty Product Line Executive, U.S. & Canada; President of Cat Excess Liability; U.S. Executive for Energy Excess Casualty; and Regional Vice President for the Mid-Atlantic territory. Prior to joining AIG, Mr. Johnson was a broker for Sedgwick, Inc. and Marsh, Inc.  Mr. Johnson holds a Masters of Arts degree in law from the University of Oxford, UK.
“I’m excited to be joining Protective and looking forward to continuing improvements in our operational and financial performance,” said Johnson. “This is a challenging time for the commercial auto insurance sector, and it’s during challenging times that Protective, with our long history of providing commercial automobile insurance, can distinguish ourselves. By building on our successful heritage, I’m confident we will deliver positive outcomes for our insureds, our distribution partners and our investors.”
“We’re delighted that Jeremy will be joining our team to serve as our CEO,” said Protective’s Chairman of the Board Jay Nichols. “Jeremy’s more than 25 years of insurance industry experience, leading large teams and managing complex books of business, makes him an ideal leader for the team at Protective. His extensive background with commercial insurance risks, including commercial automobile coverages, will be invaluable for both our insureds and our broker partners. We look forward to benefiting from Jeremy’s leadership and expertise as Protective continues enabling commerce, providing recovery from unfortunate events, and saving lives by serving as a strong partner to our stakeholders in the transportation safety ecosystem.”
Mr. Nichols, who has served as Protective’s Interim CEO since October 2018, will continue serving as Chairman of the Board, and will support Mr. Johnson by providing continuity during the leadership transition and partnering on strategic initiatives related to innovation for commercial auto risk management.
In addition to Mr. Johnson’s appointment, the Company has also appointed Stephen J. Gray to the Board of Directors effective immediately. Mr. Gray will be a member of the Company’s Investment Committee.
Mr. Gray brings more than 35 years of advisory experience within the investment banking and consulting industries in executive leadership roles. He has served as a consultant to, and Board Member for, SRC Holdings Corporation, a remanufacturer to original equipment manufacturers in North America, since 2008. Mr. Gray served in several executive roles with divisions of BMO Harris Bank, N.A., including Vice President of Commercial Banking, Senior Vice President of Commercial Mid-Market & Institutional Markets, and serving as President and CEO of Harris Bank, Glencoe from 1999 until 2003. Through his consulting work, Mr. Gray has served as an advisor to the Shapiro family for many years and is a trustee for various Shapiro family entities.

“Stephen will make a valuable contribution to our Board at this exciting time”, said Mr. Nichols. “Stephen has a unique understanding of the perspective of Protective’s many long-term shareholders, including members of the Shapiro family, and will ensure continuity of the stewardship that Nate, Bob, and the late Norton Shapiro have provided to Protective over the past 40 years.”
Lead Director, Stuart Bilton said, “I join Jay in welcoming Jeremy and Stephen to Protective. The Board is delighted to have such experienced executives strengthening our Board and leading Protective into the future.  The Board also thanks Jay for his service as Interim CEO. During his seven months as Interim CEO, Jay made a number of very meaningful contributions to Protective, including providing us the time to perform a thoughtful CEO search process, leading to Jeremy’s appointment as CEO. With Jay’s continuing guidance as Chairman of the Board, the support of the full Board of Directors, and Jeremy’s leadership as CEO, Protective has the talent we need to effectively serve all of our stakeholders.”

About Protective Insurance Corporation

Protective Insurance Corporation (the “Company”), based in Carmel, Indiana, is a property-casualty insurer specializing in marketing and underwriting property, liability and workers’ compensation coverage for trucking and commercial automobile fleets, as well as coverage for trucking industry independent contractors. In addition, the Company offers workers’ compensation coverage for a variety of operations outside the transportation industry.
Forward-looking statements in this release, including but not limited to statements regarding: Mr. Johnson’s leadership as CEO and Mr. Nichols’ continuing service as Chairman of the Board of Directors, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Investors are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Media Contact:
Matt Thompson
(317) 429-2684
mthompson@protectiveinsurance.com

Investor Contact:
William Vens
(317) 429-2554
investors@protectiveinsurance.com